GENERAL MARITIME CORPORATION

CONTACT:
Jeffrey D. Pribor
Chief Financial Officer
General Maritime Corporation
(212) 763-5680

                          GENERAL MARITIME CORPORATION
                     ANNOUNCES PRICING OF CASH TENDER OFFER
                  FOR ITS OUTSTANDING 10% SENIOR NOTES DUE 2013
                       AND AMENDMENTS TO OFFER TO PURCHASE


New York, NY - December 27, 2005 - General Maritime Corporation (NYSE: GMR) announced today that is has determined the Reference Treasury Yield (as defined below) and associated tender offer yield in connection with its previously announced cash tender offer and consent solicitation for any and all of its outstanding 10% Senior Notes due 2013 (the "Notes") (CUSIP 370290AC2). The tender offer and consent solicitation are subject to the terms and conditions set forth in the Company's Offer to Purchase for Cash and Solicitation of Consents dated December 15, 2005 (the "Offer to Purchase") and the related Letter of Transmittal and Consent. The tender offer yield will be 4.865%.

Holders who validly tender (and do not validly withdraw) Notes prior to 5:00 p.m., New York City time, on Thursday, December 29, 2005, unless extended or earlier terminated (such date and time, as the same may be extended, the "Consent Time"), will receive total consideration per $1,000.00 principal amount of Notes tendered of $1,151.12 (the "Total Purchase Price") (assuming a payment date for such Notes of December 30, 2005), which includes a consent payment of $30.00 (the "Consent Payment"), plus accrued and unpaid interest on the Notes tendered up to, but not including, the payment date for such Notes. Holders who tender their Notes must consent to certain proposed amendments to the Indenture, dated as of March 20, 2003 (the "Indenture"), under which the Notes were issued, to eliminate substantially all of the restrictive covenants and the related default provisions in the Indenture, and the execution of a supplemental indenture to amend the Indenture accordingly. The proposed amendments would eliminate restrictions related to the Company's ability to pay dividends or repurchase stock and other restrictions detailed in the Offer to Purchase and related documents.

The Company also announced today that it has amended the terms of the Offer to Purchase to change the proposed amendments such that the proposed amendments would no longer eliminate, and would leave substantially unchanged, the events of default in the Indenture based on insolvency acts or orders, which events of default are set forth in subsections 7(a) and (b) of the section of the Indenture entitled "Section 6.1 - Events of Default".

The Total Purchase Price was determined by reference to a fixed spread of 50 basis points or 0.50% over the yield to maturity based on the bid side price of the U.S. Treasury 3.375% Note due February 15, 2008 (the "Reference Treasury Yield") as measured at 2:00 p.m., New York City time, today.


The Company will pay the Total Purchase Price for Notes validly tendered (and not validly withdrawn) prior to the Consent Time on the first business day after the date on which the Consent Time occurs, or promptly thereafter.

Holders who validly tender Notes after the Consent Time but prior to 5:00 p.m., New York City time, on January 17, 2006, unless extended (the "Expiration Time"), will be eligible to receive the Purchase Price, which is equal to the Total Purchase Price less the Consent Payment. The tender offer is conditioned upon, among other things, the Company obtaining the requisite consents from holders of the Notes to approve the proposed amendments to the Indenture and the execution of a supplemental indenture, the Company having borrowed or being able to borrow funds sufficient to allow it to pay for Notes tendered and the satisfaction of certain other conditions, any of which may be waived by the Company.

Holders should consult the Offer to Purchase and related material in their entirety for a full description of the terms and conditions of the tender offer and consent solicitation. Copies of those documents may be obtained by contacting D.F. King & Co., Inc., the information agent, at (800) 269-5550. Goldman, Sachs & Co. is acting as the exclusive dealer manager and solicitation agent for the tender offer and consent solicitation and will provide additional information concerning the terms and conditions of the tender offer and consent solicitation at (800) 828-3182 (toll free) or (212) 357-7867 (collect).

                       About General Maritime Corporation
                       ----------------------------------

General Maritime Corporation is a provider of international seaborne crude oil transportation services principally within the Atlantic basin which includes ports in the Caribbean, South and Central America, the United States, West Africa, the Mediterranean, Europe and the North Sea. The Company also currently operates tankers in other regions including the Black Sea and Far East. General Maritime Corporation currently owns and operates a fleet of 38 tankers - 22 Aframax, 12 Suezmax tankers and four Suezmax newbuilding contracts with a carrying capacity of approximately 4.75 million dwt. Following the completion of the Company's recent vessel sales, the Company will own and operate a fleet of 30 tankers - 19 Aframax, 7 Suezmax tankers, and four Suezmax newbuildings.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of
                                      1995
-----------------------------------------------------------------------------

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and observations. Included among the factors that, in the Company's view, could cause actual results to differ materially from the forward-looking statements contained in this press release are the following: the consents and tenders sought may not be obtained and the offer is subject to termination or amendment as provided in the Offer to Purchase for Cash and Solicitation of Consents dated December 15, 2005; and other factors listed from time to time in the Company's filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the year ended December 31, 2004 and its subsequent reports on Form 10-Q and Form 8-K. The tender offer and consent solicitation are subject to certain conditions, and present certain risks for holders who tender and consent, as set forth more fully in the Offer to Purchase for Cash and Solicitation of Consents and related documents. Those documents contain important information, and holders should read them carefully before making any decision.

This press release does not constitute an offer to purchase, a solicitation of an offer to sell, or a solicitation of consents with respect to any securities nor is this announcement an offer or solicitation of an offer to sell new securities. The tender offer and consent solicitation are made solely pursuant to the Offer to Purchase for Cash and Solicitation of Consents, which the Company has distributed to holders of the Notes. In any jurisdiction where the laws or regulations require tender offers or solicitations of consents to be made by a licensed broker or dealer, the tender offer and solicitation of consents will be deemed to be made on behalf of General Maritime Corporation by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.